Exhibit 21

                     Subsidiaries of Company



Listed below is a list of the Company's subsidiaries and the state or jurisdiction of their incorporation as of December 31, 1995.
The Company is incorporated in the State of Delaware.



First Bank North                        Illinois state banking laws

First Bank South                        Illinois state banking laws

First National Bank of Northbrook       National banking laws

First Security Bank of Cary Grove       Illinois state banking laws

Premier Acquisition Company             State of Delaware

Premier Trust Services, Inc.            State of Illinois

Premier Insurance Services, Inc.        State of Illinois

Premier Operating Systems, Inc.         State of Illinois